                                                                     EXHIBIT 1.3



================================================================================

                       GUNDLE ENVIRONMENTAL SYSTEMS, INC.


                                 NOTE AGREEMENT


                           Dated as of June 15, 1995


Re:                     $25,000,000 7.34% Senior Notes
                               Due August 1, 2005

================================================================================

                               TABLE OF CONTENTS

                         (Not a part of the Agreement)

SECTION                                    HEADING                                              PAGE
SECTION 1.          DESCRIPTION OF NOTES AND COMMITMENT   . . . . . . . . . . . . . . . . .       1

    Section 1.1.         Description of Notes   . . . . . . . . . . . . . . . . . . . . . .       1
    Section 1.2.         Commitment, Closing Date   . . . . . . . . . . . . . . . . . . . .       2
    Section 1.3.         Guaranty of Notes  . . . . . . . . . . . . . . . . . . . . . . . .       2
    Section 1.4.         Other Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .       2

SECTION 2.          PREPAYMENT OF NOTES   . . . . . . . . . . . . . . . . . . . . . . . . .       3

    Section 2.1.         Required Prepayments   . . . . . . . . . . . . . . . . . . . . . .       3
    Section 2.2.         Optional Prepayment with Premium   . . . . . . . . . . . . . . . .       3
    Section 2.3.         Notice of Prepayments  . . . . . . . . . . . . . . . . . . . . . .       3
    Section 2.4.         Allocation of Prepayments  . . . . . . . . . . . . . . . . . . . .       4
    Section 2.5.         Direct Payment   . . . . . . . . . . . . . . . . . . . . . . . . .       4

SECTION 3.          REPRESENTATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       4

    Section 3.1.         Representations of the Company   . . . . . . . . . . . . . . . . .       4
    Section 3.2.         Representations of the Purchaser   . . . . . . . . . . . . . . . .       4

SECTION 4.          CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .       5

    Section 4.1.         Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
    Section 4.2.         Waiver of Conditions   . . . . . . . . . . . . . . . . . . . . . .       6

SECTION 5.          COMPANY COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . .       7

    Section 5.1.         Corporate Existence, Etc   . . . . . . . . . . . . . . . . . . . .       7
    Section 5.2.         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
    Section 5.3.         Taxes, Claims for Labor and Materials, Compliance with Laws  . . .       8
    Section 5.4.         Maintenance, Etc   . . . . . . . . . . . . . . . . . . . . . . . .       8
    Section 5.5.         Nature of Business   . . . . . . . . . . . . . . . . . . . . . . .       8
    Section 5.6.         Current Ratio; Interest Coverage Ratio   . . . . . . . . . . . . .       8
    Section 5.7.         Consolidated Net Worth   . . . . . . . . . . . . . . . . . . . . .       8
    Section 5.8.         Limitations on Indebtedness for Borrowed Money and Priority
                         Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
    Section 5.9.         Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . .       9
    Section 5.10.        Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . .      11
    Section 5.11.        Limitation on Operating Leases   . . . . . . . . . . . . . . . . .      12
    Section 5.12.        Mergers, Consolidations and Sales of Assets  . . . . . . . . . . .      12
    Section 5.13.        Guaranties   . . . . . . . . . . . . . . . . . . . . . . . . . . .      14

    Section 5.14.        Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
    Section 5.15.        Repurchase of Notes  . . . . . . . . . . . . . . . . . . . . . . .      14
    Section 5.16.        Transactions with Affiliates   . . . . . . . . . . . . . . . . . .      14
    Section 5.17.        ERISA Compliance   . . . . . . . . . . . . . . . . . . . . . . . .      15
    Section 5.18.        Reports and Rights of Inspection   . . . . . . . . . . . . . . . .      15
    Section 5.19.        New Domestic Subsidiaries; Execution of Credit Agreement   . . . .      18

SECTION 6.          EVENTS OF DEFAULT AND REMEDIES THEREFOR   . . . . . . . . . . . . . . .      18

    Section 6.1.         Events of Default  . . . . . . . . . . . . . . . . . . . . . . . .      18
    Section 6.2.         Notice to Holders  . . . . . . . . . . . . . . . . . . . . . . . .      20
    Section 6.3.         Acceleration of Maturities   . . . . . . . . . . . . . . . . . . .      20
    Section 6.4.         Rescission of Acceleration   . . . . . . . . . . . . . . . . . . .      21

SECTION 7.          AMENDMENTS, WAIVERS AND CONSENTS  . . . . . . . . . . . . . . . . . . .      21

    Section 7.1.         Consent Required   . . . . . . . . . . . . . . . . . . . . . . . .      21
    Section 7.2.         Solicitation of Holders  . . . . . . . . . . . . . . . . . . . . .      22
    Section 7.3.         Effect of Amendment or Waiver  . . . . . . . . . . . . . . . . . .      22

SECTION 8.          INTERPRETATION OF AGREEMENT; DEFINITIONS  . . . . . . . . . . . . . . .      22

    Section 8.1.         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
    Section 8.2.         Accounting Principles  . . . . . . . . . . . . . . . . . . . . . .      32
    Section 8.3.         Directly or Indirectly   . . . . . . . . . . . . . . . . . . . . .      32

SECTION 9.          MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33

    Section 9.1.         Registered Notes   . . . . . . . . . . . . . . . . . . . . . . . .      33
    Section 9.2.         Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . .      33
    Section 9.3.         Loss, Theft, Etc. of Notes   . . . . . . . . . . . . . . . . . . .      33
    Section 9.4.         Expenses, Stamp Tax Indemnity  . . . . . . . . . . . . . . . . . .      34
    Section 9.5.         Powers and Rights Not Waived; Remedies Cumulative  . . . . . . . .      34
    Section 9.6.         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
    Section 9.7.         Successors and Assigns   . . . . . . . . . . . . . . . . . . . . .      34
    Section 9.8.         Survival of Covenants and Representations  . . . . . . . . . . . .      35
    Section 9.9.         Severability   . . . . . . . . . . . . . . . . . . . . . . . . . .      35
    Section 9.10.        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .      35
    Section 9.11.        Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38

ATTACHMENTS TO NOTE AGREEMENT:

Schedule I   _   Names and Addresses of Purchasers and Amounts of Commitments
Schedule II  _   Liens Securing Funded Debt (including Capitalized Leases) as of June 15, 1995
Exhibit A    _   Form of 7.34% Senior Note due August 1, 2005
Exhibit B    _   Form of Guaranty Agreement
Exhibit C    _   Representations and Warranties of the Company
Exhibit D    _   Description of Special Counsel's Closing Opinion
Exhibit E    _   Description of Closing Opinion of Counsel to the Company
Exhibit F    _   Subordination Provisions Applicable to Subordinated Indebtedness for Borrowed Money

                       GUNDLE ENVIRONMENTAL SYSTEMS, INC.
                               19103 Gundle Road
                             Houston, Texas  77073

                                 NOTE AGREEMENT

Re:                      $25,000,000 7.34% Senior Notes
                               Due August 1, 2005


                                                                     Dated as of
                                                                   June 15, 1995

To the Purchaser named in Schedule I
hereto which is a signatory of this
Agreement

Gentlemen:

    The undersigned, GUNDLE ENVIRONMENTAL SYSTEMS, INC., a Delaware corporation (the "Company"), agrees with you as follows:

SECTION 1.   DESCRIPTION OF NOTES AND COMMITMENT.

    Section 1.1. Description of Notes. (a) The Company will authorize the issue and sale of $25,000,000 aggregate principal amount of its 7.34% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.34% per annum, payable semiannually on the first day of each February and August in each year (commencing February 1, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.34% per annum after maturity, whether by acceleration or otherwise, until paid, to be expressed to mature on August 1, 2005, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in SECTION 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchaser named in Schedule I. You and the other purchaser named in Schedule I are hereinafter sometimes referred to as the "Purchasers".

    (b) Concurrently with the Merger, the Company will amend its Certificate of Incorporation to provide for, among other things, a change in its name to Gundle/SLT Environmental, Inc. ("GSE"). As the Notes are to be issued concurrently with the Merger,

Gundle Environmental Systems, Inc.                               Note Agreement


they shall be issued and delivered on the Closing Date by the Company under the then name of GSE.

    Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

    Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 W. Monroe Street, Chicago, Illinois, 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of NationsBank of Texas, N.A., ABA No. 111000025, for credit to the Company's Account No. 4140260363 in the amount of the purchase price at 10:00 A.M., Chicago time, on July 27, 1995 or such other date (not later than August 15, 1995) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee as you may specify and in substantially the form attached hereto as Exhibit A, all as you may specify at any time prior to the date fixed for delivery.

    Section 1.3. Guaranty of Notes. Pursuant to those certain separate Guaranty Agreements each dated as of the Closing Date (individually, a "Guaranty Agreement" and collectively, the "Guaranty Agreements"), each Domestic Subsidiary will guarantee, so long as the Indebtedness under the Credit Agreement remains outstanding and is guaranteed by such Domestic Subsidiary (i) the due and punctual payment of the principal of and interest and Make-Whole Amount, if any, on the Notes from time to time outstanding, as and when such payments become due and payable (including interest on overdue payments of principal, Make-Whole Amount, if any, or interest at the rate set forth in the Notes) and (ii) the prompt performance and compliance by the Company with each of its other obligations under this Agreement. The Guaranty Agreements will be in the form attached hereto as Exhibit B.

    Section 1.4. Other Agreement. Simultaneously with the execution and delivery of this Agreement, the Company is entering into a similar agreement with the other Purchaser under which such other Purchaser agrees to purchase from the Company the principal amount of Notes set opposite such Purchaser's name in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreement by the other Purchaser. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

Gundle Environmental Systems, Inc.                               Note Agreement


SECTION 2.   PREPAYMENT OF NOTES.

    Section 2.1. Required Prepayments. The Company agrees that on the first day of August in each year, commencing August 1, 2001 and ending August 1, 2004, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (i) $5,000,000 or (ii) the principal amount of the Notes then outstanding. The entire principal amount of the Notes shall become due and payable on August 1, 2005. No premium shall be payable in connection with any required prepayment made pursuant to this SECTION 2.1. For purposes of this SECTION 2.1, any prepayment of less than all of the outstanding Notes made pursuant to SECTION 2.2 shall be deemed to be applied to the payment at maturity and at each other payment pursuant to this SECTION 2.1 in an amount which bears the same relationship to such payment as the aggregate being so applied bears to the unpaid principal amount of the Notes outstanding immediately prior to such application, such that the remaining prepayments required to be made pursuant to this SECTION 2.1 on each of the Notes remaining outstanding will result in the same proportionate rate of prepayment as if Notes had not been prepaid pursuant to SECTION 2.2.


    In the event of any purchase or other acquisition by the Company of less than all of the Notes pursuant to SECTION 5.15, the amount of the payment required at maturity and each prepayment required to be made pursuant to this
SECTION 2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this SECTION 2.1 on the date of such purchase or other acquisition).

    Section 2.2. Optional Prepayment with Premium. In addition to the payments required by SECTION 2.1, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with the Make-Whole Amount.

    Section 2.3. Notice of Prepayments. The Company will give notice of any prepayment of the Notes pursuant to SECTION 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) that a Make-Whole Amount may be payable, (iv) the date when such Make-Whole Amount will be calculated, (v) the estimated Make-Whole Amount, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Make-Whole Amount, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the Make-Whole Amount payable in

Gundle Environmental Systems, Inc.                               Note Agreement


connection with such prepayment, whether or not any Make-Whole Amount is payable, together with a reasonably detailed computation thereof.

    Section 2.4. Allocation of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

    Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this SECTION
2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and Make-Whole Amount, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds not later than 10:00 A.M. (Chicago time) to such bank account, marked for attention as indicated, or in such other manner or to such other account in any bank in the United States as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing. You and any subsequent Institutional Holder of any Notes to which this SECTION
2.5 applies agree that in the event that you or it shall sell or transfer any such Notes you or it will, prior to the delivery of such Notes (unless you or it have already done so), make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes. With respect to any Notes to which this SECTION 2.5 applies, the Company shall be entitled to presume conclusively that you or any subsequent Institutional Holder as shall have requested the provisions of this
SECTION 2.5 to apply to its Notes remains the holder of such Notes until such Notes shall have been presented to the Company as evidence of the transfer of such Notes.

SECTION 3.   REPRESENTATIONS.

    Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit C are true and correct as of the date hereof, and are incorporated herein by reference with the same force and effect as though herein set forth in full.

    Section 3.2. Representations of the Purchaser. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the resale or distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control.

Gundle Environmental Systems, Inc.                               Note Agreement


    You acknowledge that the Notes have not been registered under the Securities Act of 1933, as amended, and that any subsequent transfer of the Notes shall be made only in compliance with the requirements of the Securities Act of 1933, as amended. You represent that you have not engaged any investment banker or other broker in connection with the transactions contemplated by this Agreement.

    You further represent that at least one of the following statements is an accurate representation as to the source of funds to be used by you to pay the purchase price of the Notes purchased by you hereunder:

         (a) if you are an insurance company, no part of such funds constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest; or

         (b) if you are an insurance company, to the extent that any part of such funds constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption 90-1, as amended, in which case you have disclosed to the Company the name of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this paragraph (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan).

As used in this SECTION 3.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term "plan assets" shall have the meaning specified in Department of Labor Regulation Section 2510.3-101.

SECTION 4.   CLOSING CONDITIONS.

    Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

         (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company and a President or a Vice President of each Domestic Subsidiary, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the representations and warranties of the Company set forth in Exhibit C hereto are true and correct on and with respect to the Closing Date, (ii) the Company and each Domestic Subsidiary has performed all of its obligations hereunder and under the Guaranty Agreements which are to be performed on or prior to the Closing Date, (iii) no Default or Event of Default has occurred and is continuing, (iv) the Merger has been duly consummated in a manner consistent in all

Gundle Environmental Systems, Inc.                               Note Agreement


    material respects with the terms of the documents relating to the Merger and in accordance with all applicable law, (v) the documents relating to the Merger are in full force and effect and no terms or provisions thereof have been amended or waived except as disclosed to the Purchasers, (vi) all actions pursuant to or in furtherance of the Merger have been taken in compliance with all applicable law, (vii) the execution of a Guaranty Agreement by each Domestic Subsidiary will result in a financial benefit to such Domestic Subsidiary and (viii) the related Guaranty Agreement has been executed by such Domestic Subsidiary in good faith.

         (b) Guaranty Agreements. A Guaranty Agreement shall have been duly executed and delivered by each Domestic Subsidiary.

         (c) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Porter & Hedges, L.L.P., counsel for the Company and its Subsidiaries, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits D and E, respectively, hereto.

         (d) Related Transactions. The Company shall have (i) consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in SECTION 1.3, and (ii), together with the banks party thereto, executed and delivered the Credit Agreement and shall have consummated the transactions contemplated for the first draw-down date thereunder.

         (e) Legality. The Notes shall qualify as a legal investment for you under the laws and regulations of each jurisdiction to which you are subject (without reference to any so-called "basket" provision which permits the making of an investment without restrictions to the character of the particular investment being made) and you shall have received such information as you shall reasonably request from the Company to establish such fact.

         (f) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

    Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in SECTION 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in SECTION 4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this
SECTION 4.2 shall

Gundle Environmental Systems, Inc.                               Note Agreement


operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.   COMPANY COVENANTS.

    From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

    Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by SECTION 5.12.

    Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers (i) with respect to domestic United States coverages, accorded a rating by A.M. Best Company, Inc. of (x) A-XII or better in the case of products liability coverages and (y) A-VI or better in the case of all other coverages, in each case at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, except that if, during the term of any such insurance policy, the rating accorded the insurer shall be less than A-XII or A-VI, as the case may be, the Company will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), obtain such insurance policy from an insurer so rated, and (ii) with respect to foreign coverages, accorded a rating of A or better by Standard and Poor's Ratings Group at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, except that, in the event that coverages are not reasonably available in any foreign jurisdiction from insurers with an A rating or better from Standard and Poor's Ratings Group or such insurers are not rated, such coverages may be placed with insurers deemed financially sound and reputable by the Company and not reasonably objected to by any holder or group of holders holding 33-1/3% in aggregate principal amount of outstanding Notes. It is understood and agreed that if any holder or group of holders holding more than 33-1/3% in aggregate principal amount of outstanding Notes shall reasonably object to such insurers, it shall be deemed to be an objection hereunder irrespective of any non-objection on the part of any other holder or holders of outstanding Notes. Nothing contained in this SECTION 5.2 shall prevent the Company from maintaining in lieu, in whole or in part, of such insurance coverage a self-insurance program in an amount not to exceed $2,000,000 on an annual basis if and to the extent that such self-insurance program is consistent with sound and prudent business practices or is determined to be appropriate or in the best interests of the Company by its Board of Directors. Notwithstanding the insurance company size and credit quality standards set forth in clause (y) of this Section 5.2, the Company may purchase property, boiler and machinery insurance coverage from Industrial Risk Insurers.

Gundle Environmental Systems, Inc.                               Note Agreement


    Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the Property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any Property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien not permitted under SECTION 5.9.

    Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (subject to ordinary wear and tear) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

    Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the business of manufacturing, distributing and installing Environmental and Containment Systems, which is the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

    Section 5.6. Current Ratio; Interest Coverage Ratio. (a) The Company will at all times keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 1.1 to 1.

    (b) The Company will at all times keep and maintain the ratio of the Net Income Available for Interest Charges for the four immediately preceding fiscal quarters to the Interest Charges for such four fiscal quarters at not less than 2 to 1.

    Section 5.7. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than (i) during its fiscal year ending

Gundle Environmental Systems, Inc.                               Note Agreement


December 31, 1995, $60,000,000, and (ii) during each fiscal year thereafter, an amount equal to the sum of the amount that was required to be maintained during the previous fiscal year plus an amount equal to 25% of Consolidated Net Income for such previous fiscal year (but without deduction in the event of a deficit in such Consolidated Net Income).

    Section 5.8. Limitations on Indebtedness for Borrowed Money and Priority Obligations. (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Indebtedness for Borrowed Money or other Priority Obligations, except:

         (1) Indebtedness for Borrowed Money evidenced by the Notes;

         (2) Indebtedness for Borrowed Money of the Company and its Subsidiaries outstanding as of the date of this Agreement and reflected on Annex B to Exhibit C hereto;

         (3) additional Indebtedness for Borrowed Money of the Company and its Subsidiaries and other Priority Obligations, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

             (i) in the case of the incurrence of Senior Indebtedness for Borrowed Money, Senior Indebtedness for Borrowed Money shall not exceed 50% of Consolidated Total Capitalization,

             (ii) in the case of the incurrence of Indebtedness for Borrowed Money, Consolidated Indebtedness for Borrowed Money shall not exceed 60% of Consolidated Total Capitalization, and

             (iii) in the case of the incurrence of any Priority Obligations, the aggregate amount of all Priority Obligations shall not exceed 20% of Consolidated Total Capitalization; and

         (4) Indebtedness for Borrowed Money of a Subsidiary to the Company or to a Wholly-owned Subsidiary and preferred stock of a Subsidiary held by the Company or a Wholly-owned Subsidiary.

    (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this SECTION 5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness for Borrowed Money of such corporation existing immediately after it becomes a Subsidiary.

    Section 5.9. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to

Gundle Environmental Systems, Inc.                               Note Agreement


acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices unless, in the case of any Lien securing Indebtedness, the Notes shall be secured equally and ratably with, or prior to, any such Indebtedness in a manner reasonably satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes, provided, however, that the foregoing restrictions shall not apply to the following Liens which are permitted:

         (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
    Section 5.3;

         (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

         (c) Liens incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

         (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries taken as a whole;

         (e) Liens securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

         (f) Liens existing as of the date of this Agreement and reflected in
    Schedule II hereto, securing Funded Debt of (i) the Company or any Subsidiary or (ii) SLT or any subsidiary outstanding on such date;

         (g) Liens incurred after the date of this Agreement given to secure the payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets which becomes a

Gundle Environmental Systems, Inc.                               Note Agreement


    Subsidiary concurrently with such acquisition, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased and the proceeds thereof and such Lien shall attach within 365 days of the completion of such acquisition or purchase, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in SECTION 5.8;

         (h) Liens not otherwise permitted by the preceding clauses (a) through
    (g), inclusive, securing Funded Debt of the Company or any Subsidiary, provided that no such Lien shall be created to secure preexisting Funded Debt, any extension, renewal or replacement of such Funded Debt, or any Funded Debt (whether or not preexisting Funded Debt) under any preexisting agreement providing for unsecured Funded Debt or under any extension, renewal or replacement of such an agreement unless the Notes shall be secured equally and ratably with, or prior to, any such Funded Debt in a manner reasonably satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes and provided further that all Funded Debt secured by such liens shall be permitted by the provisions of SECTION 5.8(a)(3)(iii); and

         (i) any extension, renewal or replacement of any lien permitted by the preceding SECTION 5.9(g) or SECTION 5.9(h), in respect of the same property theretofore subject to such lien, incurred in connection with the extension, renewal or refunding of the Indebtedness secured thereby (without increase in principal amount) which is permitted by the limitations contained in SECTION 5.8(a).

    Section 5.10. Restricted Payments. The Company will not except as hereinafter provided:

         (a) Declare any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

         (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock);

Gundle Environmental Systems, Inc.                               Note Agreement



         (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

         (d) Make any payment or distribution, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Indebtedness for Borrowed Money prior to the date such payment shall be due;

(such declarations of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other distributions being herein collectively called "Restricted Payments"), if after giving effect thereto an Event of Default shall have occurred and be continuing or the aggregate amount of Restricted Payments made during the period from and after December 31, 1994 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (i) $16,000,000 plus (ii) 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

    The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof. The Company may make any Restricted Payment declared in compliance with the provisions of this SECTION 5.10 regardless of its capacity to declare additional Restricted Payments or lack thereof under this SECTION 5.10 at the time of the payment of such Restricted Payment.

    For the purposes of this SECTION 5.10 the amount of any Restricted Payment declared, paid or distributed in Property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

    Section 5.11. Limitation on Operating Leases. The Company will not, and will not permit any Subsidiary to, become obligated, as lessee, under any Operating Lease or Non-Capitalized Lease if at the time of entering into such Operating Lease or Non-Capitalized Lease and after giving effect thereto, the aggregate Rentals payable by the Company and all of its Subsidiaries on a consolidated basis in any one fiscal year thereafter under all Operating Leases and all Non-Capitalized Leases would exceed 10% of Consolidated Total Capitalization.

    Section 5.12. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this SECTION 5.12) of the assets of the Company and its Subsidiaries, provided, however, that:

         (1) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

Gundle Environmental Systems, Inc.                               Note Agreement


         (2) the Company may consolidate or merge with any other corporation if
    (i) the Company shall be the surviving or continuing corporation, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and
    (iii) after giving effect to such consolidation or merger the Company would be permitted to incur at least $1.00 of additional Senior Indebtedness for Borrowed Money under the provisions of SECTION 5.8(a);

         (3) the Company may consolidate or merge with any other corporation organized under the laws of the United States or any State thereof (any such corporation resulting from such consolidation or merger being hereinafter referred to as the "surviving corporation") if (i) the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants in the Notes and this Agreement to be performed and observed by the Company are expressly assumed in writing by the surviving corporation (if other than the Company), (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) after giving effect to such consolidation or merger, the surviving corporation would be permitted to incur at least $1.00 of additional Senior Indebtedness for Borrowed Money under the provisions of SECTION 5.8(a) and
    (iv) at the time such merger or consolidation is effected, the Company shall deliver to each holder of the then outstanding Notes a certificate indicating that after giving effect to such merger or consolidation there shall have been no violation of SECTION 5.5 or this SECTION 5.12; and

         (4) any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary.

    (b) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this SECTION 5.12, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

    (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors) or any Indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any Indebtedness of any other Subsidiary, unless:

         (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

Gundle Environmental Systems, Inc.                               Note Agreement



         (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

         (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory; provided that any Securities received by the Company in connection with such sale, transfer or disposition shall qualify as a Permitted Investment;

         (4) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

         (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries.

    (d) As used in this SECTION 5.12, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if (1) the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the same fiscal year, exceeds 10% of Consolidated Total Capitalization, determined as of the end of the immediately preceding fiscal year or (2) such assets produced, or were needed in the production of, in excess of 10% of Consolidated Net Income (before deductions for interest expense, depreciation and taxes on income) for the immediately preceding twelve-month period.

    Section 5.13. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except:

    (a) Guaranties of the Company which are limited in amount to a stated maximum dollar exposure, and

    (b)  the Permitted Subsidiary Guaranties.

    Section 5.14. Investments. The Company will not, and will not permit any Subsidiary to, make any Investments in any Person, except Permitted Investments.

    Section 5.15. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

    Section 5.16. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of

Gundle Environmental Systems, Inc.                               Note Agreement


property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

    Section 5.17. ERISA Compliance. (a) The Company will not, and will not permit any Subsidiary to, permit any Plans at any time maintained by the Company or any Subsidiary to have any Unfunded Vested Pension Liabilities. As used herein "Unfunded Vested Pension Liability" shall mean an excess of the actuarial present value of accumulated vested Plan benefits as at the end of the immediately preceding Plan year of such Plans (or as of any more recent valuation date) over the net assets allocated to such Plans which are available for benefits, all as determined and disclosed in the most recent actuarial valuation report for such Plans.

    (b) All assumptions and methods used to determine the actuarial valuation of vested employee benefits under all Plans at any time maintained by the Company or any Subsidiary and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law.

    (c) The Company will not, and will not permit any Subsidiary to, cause any Plan which it maintains or in which it participates at any time to:

         (1) engage in any "prohibited transaction" (as such term is defined in ERISA);

         (2) incur any "accumulated funding deficiency" (as such term is defined in ERISA), whether or not waived; or

         (3) terminate any such Plan in a manner which could result in the imposition of a lien on any Property of the Company or any of its Subsidiaries pursuant to ERISA.

    (d) The Company will not, and will not permit any Subsidiary to, permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan.

    (e) The Company will not, and will not permit any Subsidiary to, withdraw from any Multiemployer Plan if such withdrawal shall subject the Company or any Subsidiary to withdrawal liability (as described under Part 1 of Subtitle E of Title IV of ERISA).

    Section 5.18. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied

Gundle Environmental Systems, Inc.                               Note Agreement


(except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.18 and concurred in by the independent public accountants referred to in Section 5.18(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

         (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

             (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

             (2) consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

             (3) consolidated statements of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

         (b) Annual Statements. As soon as available and in any event within 100 days after the close of each fiscal year of the Company, copies of:

             (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

             (2) consolidated and consolidating statements of income and retained earnings and consolidated statements of cash flows of the Company and its Subsidiaries for such fiscal year,

    in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in conformity with GAAP and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries and that the examination of

Gundle Environmental Systems, Inc.                               Note Agreement


    such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

         (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

         (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

         (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

         (f) Officers' Certificates.  Within the periods provided in paragraphs
    (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of SECTION 5.6 through SECTION 5.17, inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and

         (g) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

    Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such

Gundle Environmental Systems, Inc.                               Note Agreement


Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection, provided, however, as long as one or more Defaults has happened and is continuing the Company agrees to pay the expenses incurred by you or any such holder in connection with any such visitation or inspection up to a maximum amount of (i) $5,000 per month and (ii) $15,000 in the aggregate (all such payments or reimbursement to be shared equally by all holders of Notes which have incurred any such expenses). The limitation on expenses provided in the immediately preceding sentence shall be applied separately for each period during which one or more Defaults has occurred and is continuing.

    Section 5.19.    New Domestic Subsidiaries; Execution of Credit Agreement.
(a) So long as the Indebtedness of the Company under the Credit Agreement remains outstanding and is guaranteed by the Domestic Subsidiaries, the Company shall cause any entity which becomes a Domestic Subsidiary from and after the Closing Date to execute and deliver a Guaranty Agreement in the form attached as Exhibit B hereto, together with a certificate dated the date of execution and delivery of such Guaranty Agreement signed by the President, a Vice President or Chief Financial Officer of such Domestic Subsidiary to the effect that such Guaranty Agreement has been duly authorized, executed and delivered by such Domestic Subsidiary and such Guaranty Agreement constitutes the legal, valid and binding obligation, contract and agreement of such Domestic Subsidiary enforceable in accordance with its terms.

         (b) No Domestic Subsidiary shall, at any time, become a party to the Credit Agreement.

SECTION 6.   EVENTS OF DEFAULT AND REMEDIES THEREFOR.

    Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

         (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

         (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in SECTION 2.1; or

         (c) Default shall occur in the making of any other payment of the principal of any Note or Make-Whole Amount thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

Gundle Environmental Systems, Inc.                               Note Agreement


         (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for Borrowed Money (other than the Indebtedness for Borrowed Money evidenced by the Notes) of the Company or any Subsidiary having an aggregate principal amount in excess of 5% of Consolidated Net Worth and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

         (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for Borrowed Money of the Company or any Subsidiary having an aggregate principal amount in excess of 5% of Consolidated Net Worth may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money of the Company or any Subsidiary outstanding thereunder; or

         (f) Default shall occur in the observance or performance of any covenant or agreement contained in SECTION 5.8 through SECTION 5.12; or

         (g) Default shall occur in the observance or performance of any provision of this Agreement, other than the provisions referred to in
    SECTION 6.1(f), which is not remedied within 45 days after the earlier of
    (i) notice thereof to the Company by the holder of any Note or (ii) the date on which such Default first becomes known to any officer of the Company; or

         (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

         (i) Any representation or warranty made by any Domestic Subsidiary in any Guaranty Agreement, or made by any Domestic Subsidiary in any statement or certificate furnished by any Domestic Subsidiary in connection with the consummation of the issuance and delivery of the Notes or furnished by any Domestic Subsidiary pursuant hereto or to any Guaranty Agreement, is untrue in any material respect as of the date of the issuance or making thereof; or

         (j) The obligations of any Domestic Subsidiary contained in any Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, the determination by any governmental body or court that any Guaranty Agreement is invalid, void or unenforceable or any Domestic Subsidiary shall contest or deny in writing the validity or enforceability of any Guaranty Agreement; or

Gundle Environmental Systems, Inc.                               Note Agreement


         (k) Final judgment or judgments for the payment of money aggregating in excess of $2,000,000 in excess of applicable insurance coverage is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

         (l) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

         (m) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

         (n) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 90 days after such institution.

    Section 6.2. Notice to Holders. When any Event of Default described in the foregoing SECTION 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for Borrowed Money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telegram.

    Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (k), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 33-1/3% or more of the principal amount of Notes at the time outstanding may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (l), (m) or (n) of SECTION 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent permitted by law, liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) in an amount equal to the Make-Whole Amount which would be

Gundle Environmental Systems, Inc.                               Note Agreement


payable if the Company then had elected to prepay (and was permitted to prepay) the Notes with the Make-Whole Amount pursuant to SECTION 2.2 (determined as of the date of declaration of an acceleration or, in the case of an Event of Default described in paragraph (l), (m) or (n) of SECTION 6.1, the date of acceleration). No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

    Section 6.4. Rescission of Acceleration. The provisions of SECTION 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (k), inclusive, of SECTION 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

         (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

         (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under SECTION 6.3) shall have been duly paid; and

         (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to SECTION 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.   AMENDMENTS, WAIVERS AND CONSENTS.

    Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by SECTION 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the

Gundle Environmental Systems, Inc.                               Note Agreement


percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this SECTION 7 or SECTION 6.

    Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to entering into by any Noteholder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding.

    Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.   INTERPRETATION OF AGREEMENT; DEFINITIONS.

    Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

    "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

    "Business Day" shall mean any day on which commercial banks are generally open for business in New York, New York and Houston, Texas.

    "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

Gundle Environmental Systems, Inc.                               Note Agreement


    "Capitalized Rentals" of any Person and as of the date of any determination thereof shall mean the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

    "Company" shall mean Gundle Environmental Systems, Inc., a Delaware corporation and its permitted successors and assigns including, without limitation, Gundle/SLT Environmental, Inc.

    "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean as of the date of any determination thereof such assets and liabilities of the Company and its Subsidiaries on a consolidated basis as shall be determined in accordance with GAAP to constitute current assets and current liabilities, respectively.

    "Consolidated Indebtedness for Borrowed Money" shall mean all Indebtedness for Borrowed Money of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

    "Consolidated Net Assets" shall mean as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries after deducting all depreciation, depletion and other properly deductible valuation reserves and all items which in accordance with GAAP would be included on the liability side of a consolidated balance sheet, except deferred income taxes, deferred investment tax credits, capital stock of any class, surplus and Indebtedness for Borrowed Money.

    "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

         (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

         (b) the proceeds of any life insurance policy;

         (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

         (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

         (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have

Gundle Environmental Systems, Inc.                               Note Agreement


    merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

         (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

         (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

         (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

         (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

         (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

         (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

         (l) any portion of net earnings not readily convertible into U.S. dollars and available for payment of the Company's or a Subsidiary's liabilities in the United States.

    "Consolidated Net Worth" shall mean as of the date of any determination thereof Consolidated Net Assets less (1) all outstanding Indebtedness for Borrowed Money, deferred income taxes and deferred investment tax credits, consolidating the Company and its Subsidiaries, and (2) all Intangible Assets acquired by the Company after December 31, 1994.

    "Consolidated Total Capitalization" shall mean, as of the date of any determination thereof, the sum of (i) Consolidated Net Worth plus (ii) Consolidated Indebtedness for Borrowed Money.

    "Credit Agreement" shall mean that certain Credit Agreement dated as of the effective date of the Merger among the Company, certain of its Subsidiaries which may join the Credit Agreement, NationsBank of Texas, N.A., as agent and the banks and other financial institutions from time to time parties thereto, as the same may be amended, modified, waived or supplemented from time to time, and any extension, renewal or replacement thereof.

Gundle Environmental Systems, Inc.                               Note Agreement


    "Current Debt" of any Person and as of the date of any determination thereof shall mean (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

    "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

    "Domestic Subsidiary" shall mean GSE Lining Technology, Inc., a Delaware corporation, GSE International, Inc., a Delaware corporation and each other Subsidiary now existing or hereafter created or acquired, which is organized under the laws of the United States or any State thereof and which is required to guarantee Indebtedness for Borrowed Money pursuant to the Credit Agreement.

    "Environmental and Containment Systems" shall mean products used in the waterproofing of roofing systems, buildings and other structures and enclosures, designed to exclude water from the premises, and/or products used in the protection of soil and groundwater from seepage from landfills, wastepits, leach pads, storage tanks and similar contrivances for the capture, containment or retention of liquid and solid materials.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

    "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code of Section 4001 of ERISA.

    "Event of Default" shall have the meaning set forth in SECTION 6.1.

    "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

    "GAAP" shall mean generally accepted accounting principles at the time.

    "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other

Gundle Environmental Systems, Inc.                               Note Agreement


obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

    "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals under any Capitalized Lease and (v) Guaranties of Indebtedness of others.

    "Indebtedness for Borrowed Money" of any Person shall mean the sum of Current Debt and Funded Debt of such Person.

    "Institutional Holder" shall mean any bank, trust company, insurance company, fraternal benefit society, pension fund, mutual fund or other similar institutional investor which shall hold any Notes.

    "Intangible Assets" shall mean goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

Gundle Environmental Systems, Inc.                               Note Agreement


    "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

    "Investments" shall mean all investments, in cash or by delivery of Property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Security or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in Property to be used or consumed in the ordinary course of business or investments in accounts receivable or notes receivable arising in the ordinary course of business.

    "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

    "Make-Whole Amount" shall mean, in connection with any prepayment, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by SECTION 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 7.34%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

         "Reinvestment Rate" shall mean 50 basis points plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by SECTION 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated

Gundle Environmental Systems, Inc.                               Note Agreement


    or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

         "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of SECTION 2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

    "Merger" shall mean the merger of SLT into the Company.

    "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

    "Multiemployer Plan" shall have the same meaning as in ERISA.

    "Net Income Available for Interest Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period, (iii) amortization of goodwill, and (iv) Interest Charges of the Company and its Subsidiaries during such period.

Gundle Environmental Systems, Inc.                               Note Agreement


    "Non-Capitalized Lease" and "Operating Lease" shall mean any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "Permitted Foreign Country" shall mean each of France, Italy, Canada, Germany, Singapore, Australia, Japan and each of the countries comprising the United Kingdom, so long as the rating on such country's senior unsecured long-term debt is rated AA or better by Standard and Poor's Ratings Group or Aa or better by Moody's Investors Services, Inc.

    "Permitted Investments" shall mean one of the following:

         (a) Investments by the Company and its Subsidiaries in and to Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Subsidiary;

         (b) Investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Ratings Group or Moody's Investors Services, Inc.;

         (c) Investments in direct obligations of the United States of America, or Investments in any Person, which Investments are guaranteed by the full faith and credit of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having a net worth in excess of $100,000,000;

         (d) Investments in direct obligations of Permitted Foreign Countries (or central banks thereof), in any case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary and repurchase agreements having a term of less than one year relating to and fully collateralized by such obligations, which repurchase agreements are entered into with banks or trust companies described in clauses (e) and (f) below or brokerage companies having a net worth in excess of $250,000,000; provided, that the aggregate amount of Investments in direct obligations of any Permitted Foreign Country (or central bank thereof) permitted in this clause (d) shall not exceed $1,000,000;

         (e) Investments in time deposits, certificates of deposit or Eurodollar certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States

Gundle Environmental Systems, Inc.                               Note Agreement


    or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 or a foreign branch thereof located in the United Kingdom, France, Canada, Italy, Singapore, Germany, Australia, Japan or the Cayman Islands and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or Subsidiary, rated A by Standard & Poor's Ratings Group or A-2 by Moody's Investors Services, Inc.;

         (f) Investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank organized under the laws of any Permitted Foreign Country or any political subdivision thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and whose senior unsecured long-term debt (or if not available, such bank's holding company's senior unsecured long-term debt) is, at the time of acquisition thereof by the Company or Subsidiary, rated A by Standard & Poor's Ratings Group or A-2 by Moody's Investors Services, Inc.; provided, that the aggregate amount of Investments in any bank organized under the laws of any Permitted Foreign Country or any political subdivision thereof permitted in this clause (f) shall not exceed $5,000,000;

         (g) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary;

         (h) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

         (i) Investments in companies which are engaged in the same general nature of business as the Company (assuming compliance with SECTION 5.5) and which do not result in such company being a Subsidiary;

         (j) Investments in corporations constituting the payment for or settlement of a claim owed to the Company or any Subsidiary received by the Company or such Subsidiary pursuant to a bankruptcy, reorganization, arrangement or insolvency proceeding, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, instituted by or against such corporation;

         (k) short-term securities backed by letters of credit from banks or trust companies described in clause (e) above and other short-term tax-exempt securities with minimum quality ratings of A- by Standard & Poor's Ratings Group or A-3 by Moody's Investors Services, Inc.; or

         (l) Investments not otherwise qualifying as a Permitted Investment so long as the aggregate thereof does not exceed 5% of Consolidated Total Capitalization.

    In valuing any Investments for the purpose of applying the limitations set forth in this Agreement, such investments, loans and advances shall be taken at the original cost thereof,

Gundle Environmental Systems, Inc.                               Note Agreement


without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

    For purposes of this Agreement, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

    "Permitted Subsidiary Guaranties" shall mean collectively, the Guaranty Agreements executed and delivered by the Domestic Subsidiaries in connection with this Agreement, the separate Note Agreements each dated as of June 15, 1990 between the Company and the purchaser party thereto and the Credit Agreement.

    "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

    "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

    "Priority Obligations" shall mean and include (i) all Indebtedness for Borrowed Money of Subsidiaries (other than the Permitted Subsidiary Guaranties and Indebtedness for Borrowed Money of Subsidiaries to the Company or a Wholly-owned Subsidiary), (ii) all Funded Debt of the Company secured by Liens referred to in SECTION 5.9(g) or SECTION 5.9(h) and (iii) preferred stock of Subsidiaries held by any other Person other than the Company and its Wholly-owned Subsidiaries. The amount of Priority Obligations outstanding as at any date of determination thereof shall mean the sum, without duplication, of the aggregate unpaid principal amount of all Indebtedness for Borrowed Money constituting Priority Obligations and the voluntary or involuntary liquidating value, whichever is greater, of preferred stock constituting Priority Obligations.

    "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

    "Purchaser(s)" shall have the meaning set forth in SECTION 1.1.

    "Rentals" shall mean and include as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

    "Reportable Event" shall have the same meaning as in ERISA.

Gundle Environmental Systems, Inc.                               Note Agreement


    "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

    "Senior Indebtedness for Borrowed Money" shall mean all Consolidated Indebtedness for Borrowed Money, other than Subordinated Indebtedness for Borrowed Money.

    "SLT" shall mean SLT Environmental, Inc., a Delaware corporation.

    "Subordinated Indebtedness for Borrowed Money" shall mean all unsecured Indebtedness for Borrowed Money of the Company which shall contain or have applicable thereto subordination provisions substantially in the form set forth in Exhibit F attached hereto providing for the subordination thereof to other Indebtedness for Borrowed Money of the Company, including, without limitation, the Notes, or such other provisions as may be approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding Notes.

    The term "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company, which shall include subsidiaries of SLT which will become subsidiaries of the Company on the Closing Date.

    "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

    "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for Borrowed Money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

    Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

    Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Gundle Environmental Systems, Inc.                               Note Agreement


SECTION 9.   MISCELLANEOUS.

    Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

    At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

    The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, Make-Whole Amount, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

    Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any
Note initially delivered or of any Note substituted therefor pursuant to
SECTION 9.1, this SECTION 9.2 or SECTION 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or order, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

    Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Gundle Environmental Systems, Inc.                               Note Agreement


    Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

    Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

    Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication confirmed by registered or certified mail or overnight air carrier, addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you, may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication confirmed by registered or certified mail or overnight air courier, to the Company at 19103 Gundle Road, Houston, Texas 77073,
Attention: Vice President - Finance or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

    Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

Gundle Environmental Systems, Inc.                               Note Agreement


    Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

    Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid or unenforceable.

    Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Texas law.

    Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Gundle Environmental Systems, Inc.                               Note Agreement


    The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.



                                        GUNDLE ENVIRONMENTAL SYSTEMS, INC.

                                        By  /s/ Roger J. Klatt
                                          -------------------------------------
                                            Its Senior Vice President/
                                                Chief Financial Officer


Accepted as of June 15, 1995

                                        PRINCIPAL MUTUAL LIFE INSURANCE
                                         COMPANY

                                        By  /s/ James C. Fifield
                                          -------------------------------------
                                            Its Counsel


                                        By  /s/ Jon C. Heiny
                                          -------------------------------------
                                            Its Counsel